EXHIBIT 99.1

For Immediate Release

Augusta, Georgia
January 26, 2005

GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES EARNINGS & GROWTH IN ASSETS

     Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc. (the “Company”) announced today the Company’s earnings for the fourth quarter and year ended December 31, 2004. The Company significantly increased its assets during 2004 and increased net income for the fourth quarter as compared to the third quarter of 2004.

     According to Blanchard, consolidated net income for the fourth quarter of 2004 was $1,015,000. The fourth quarter was the Company’s first quarter during 2004 with consolidated net income exceeding the $1 million level.

     Blanchard also reported that the Company’s total assets grew during 2004 to $332 million compared to year-end total assets of $266 million as of December 31, 2003, an annual growth rate of 25%.

     According to Blanchard, the consolidated net income of $1,015,000 for the fourth quarter of 2004 compared well to net income of $1,034,000 for the fourth quarter of 2003.

     Consolidated net income for the fiscal year 2004 was $3,502,000, below the record net income of $5,032,000 posted for the fiscal year 2003. Blanchard noted that net income for the Company for 2003 reflected planned performance of the cost centers and exceptional income for First Bank Mortgage, the mortgage division of First Bank of Georgia, a wholly owned subsidiary of Georgia-Carolina Bancshares, Inc. Blanchard explained that “many community banks such as First Bank of Georgia that originate mortgage loans for resale in the secondary market enjoyed a high level of lending volume and profitability during 2003.”

     Basic earnings per share for the year ended December 31, 2004 were $1.32 as compared to $1.92 for 2003. Basic earnings per share for the fourth quarter of 2004 were $.38 as compared to $.40 for the fourth quarter of 2003.

     Earnings per share for 2004 and 2003 have been adjusted to include the effects of the 2-for-1 stock split effected as a stock dividend on January 30, 2004.

     Net income for the year ended December 31, 2004 provided a return on average equity of 14.86% and a return on average assets of 1.19%.

     According to Blanchard, Georgia-Carolina Bancshares, Inc. has continued to produce excellent long-term results for shareholders as compared to the Company’s peers. According to a comparative report prepared by Standard & Poors on January 10, 2005, a $100 investment in Georgia-Carolina Bancshares, Inc. in 1999 would have grown to $490.93 through December 2004. A peer group made up of sixteen Georgia bank holding companies under $1 billion in assets would have grown to $209.76 during the same five-year period.

     “Our performance and quarter-to-quarter increases in consolidated net income during 2004 were a reflection of growth in our loan and deposit portfolios as planned,” stated Remer Y. Brinson III, President & CEO of the Company’s subsidiary, First Bank of Georgia.

     “In addition, the construction of our new Main Office at 3527 Wheeler Road is well under way. We are looking forward to the use of this facility which will serve as our sixth banking office in the Metro Augusta area,” Brinson continued.

     During the year, Georgia-Carolina Bancshares, Inc. was recognized as the third highest performing public company in Georgia by The Atlanta Journal-Constitution as published in their May 23, 2004 edition.

     Georgia-Carolina Bancshares’ common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR. Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company.

     Georgia-Carolina Bancshares, Inc. is a bank holding company with $332 million in assets as of December 31, 2004. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

     Certain statements contained in this Press Release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results, expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 736-2100.